Exhibit 10.10

Caris Life Sciences, Inc.
Executive and Director Change in Control Plan

1.             Purpose. The purpose of the Caris Life Sciences, Inc. Executive and Director Change in Control Plan (the “Plan”) is to reduce the potential distraction of key executive management personnel and non-employee directors of Caris Life Sciences, Inc. (together with its subsidiaries, the “Company”) in the face of the uncertainty that a potential Change in Control could trigger by protecting the equity-based awards granted to selected executives and non-employee directors of the Company in the event of a Change in Control.

2.             Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

2.1.             “Administrator” has the meaning set forth in Section 3.

2.2.             “Change in Control” has the meaning set forth in the Caris Life Sciences, Inc. 2020 Incentive Plan.

2.3.             “Change in Control Date” means the date on which a Change in Control is consummated.

2.4.             “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.

2.5.             “Company” has the meaning set forth in Section 1.

2.6.             “Covered Payments” has the meaning set forth in Section 6.

2.7.             “Eligible Executives and Directors” has the meaning set forth in Section 4.

2.8.             “Excise Tax” has the meaning set forth in Section 6.

2.9.             “Participant” has the meaning set forth in Section 4.

2.10.           “Plan” has the meaning set forth in Section 1.

3.	Administration. The Plan shall be administered by the Board of Directors of the Company or a committee of the Board of Directors of the Company that is designated by the Board of Directors of the Company (the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.	Eligibility. Eligibility under the Plan is limited to certain senior executives, officers and non-employee directors of the Company as determined by the Administrator from time to time (“Eligible Executives and Directors”). The Administrator in its sole discretion will select and notify those Eligible Executives and Directors who will participate in the Plan (“Participants”).

5.	Effect of Change in Control on Equity Awards. Immediately prior to the consummation of a Change in Control and subject to the execution of a general release of claims in favor of the Company and in a form acceptable to the Company, all equity-based compensation awards granted to Participants under the Company’s equity incentive compensation plans that are outstanding awards as of the Change in Control Date shall vested in full to the extent not yet vested, with all restrictions relating to any such awards lifted immediately the consummation of the Change in Control.

6.	Section 280G. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided to a Participant or for Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 6, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made consistent with the requirements of Section 409A of the Code. Any determination required under this Section 6 shall be made in writing in good faith by an independent accounting firm, the fees and expenses of which shall be the responsibility of the Company.

7.	Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with or be exempt from Section 409A of the Code, and the provisions of this Plan shall be interpreted or construed with that intent. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 7 shall not create any obligation on the part of the Administrator to make such modifications or take any other action. It is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A. Anything in the Plan to the contrary notwithstanding, each payment of compensation made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A. Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Participant’s termination of employment, then any payment or benefit that would be considered “nonqualified deferred compensation” within the meaning of Section 409A that such Participant is entitled to receive upon termination of employment and that otherwise would be payable during the six-month period immediately following Participant’s termination of employment shall instead be paid or made available on the first day of the seventh month following Participant’s termination of employment (or, if earlier, the date of Participant’s death). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

8.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of Participant taxes and other authorized deductions.

9.	Governing Law. The laws of the State of Texas shall govern all questions concerning the construction, validity and interpretation of this Plan. Participant hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Plan.

10.	Amendment and Modification. Prior to a Change in Control, this Plan and its Exhibits may be modified, amended or terminated at any time by the Administrator without notice to Participants. Following the consummation of a Change in Control, the Plan including its Exhibits shall not be discontinued, terminated or amended in any manner.

11.	No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

12.	Effective Date. This Plan shall become effective as of the date of its adoption (the “Effective Date”).

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